Exhibit 99.1

Isle of Capri Casinos, Inc. Announces Retirement of President and Chief Executive Officer Virginia McDowell at 2016 Fiscal Year End

Current Chief Financial Officer Eric Hausler to Succeed McDowell as CEO

ST. LOUIS, MO, January 14, 2016 — Isle of Capri Casinos, Inc. (NASDAQ: ISLE) today announced that Virginia McDowell, president and chief executive officer, will retire from the company and the board of directors, effective April 27, 2016.  Upon her retirement, and subject to customary regulatory approvals:

•                  Eric Hausler, Isle’s chief financial officer, will succeed McDowell as chief executive officer;

•                  Arnold Block, Isle’s chief operating officer, will become president and chief operating officer; and

•                  Michael Hart, currently the vice president of treasury and risk management, will be promoted to senior vice president, accounting and treasury and will oversee the company’s financial and accounting affairs.

“Virginia has made significant contributions to Isle’s development and success,” said Robert Goldstein, chairman of the board.  “I sincerely appreciate her leadership and wish her all the best in retirement.”

Goldstein continued, “Eric is an important member of the Isle family with years of experience in the industry and great vision.  More importantly, he is passionate about our company and employees.  We believe that he is the ideal person to lead the next chapter at Isle.”

“We have an outstanding team and culture at Isle and our balance sheet is one of the strongest in regional gaming,” said Hausler.  “Together they provide a great platform to create value for our shareholders.  We will continue to execute on the strategy that has made us successful including differentiating ourselves with friendly and excellent customer service, reinvesting in our properties to drive organic growth, optimizing our marketing programs and remaining vigilant about our cost structure.

“I am excited and thankful to the board for giving me the opportunity to lead Isle,” Hausler continued. “I am also grateful for the support and mentorship that Virginia has provided to me.”

“It has been an honor and a privilege to lead Isle over the past nearly nine years,” said McDowell. “This transition comes at a time of strength for Isle.  I am extremely pleased with what we have achieved during my tenure at Isle, first as president and chief operating officer and then as president and CEO.  I believe now is the right time for me to retire and allow this team to bring new excitement, energy, ideas and perspectives to the company.”

McDowell concluded, “I want to thank the great people we have working at Isle for their dedication and loyalty to the company.  Their hard work has always been — and will continue to be — the cornerstone of Isle’s success.”

Hausler was named chief financial officer in July 2014. Prior to that, he served as chief strategic officer from 2011 to 2014 and senior vice president, strategic initiatives from 2009 to 2011. Before joining Isle,

Hausler served as senior vice president of development for another gaming company and held various positions on Wall Street covering the gaming, lodging and leisure industries.

Block was named chief operating officer in June 2011.  Prior to that, from December 2008 to June 2011, Block was senior vice president, Isle operations.  Prior to joining Isle, Block served for fifteen years in a variety of operational leadership capacities for other gaming companies.

Hart, a certified public accountant, was named vice president, treasury and risk management in 2009.  Prior to that, from 2007 to2009, he was controller of special projects.  Before joining Isle, Hart worked for Ernst & Young, LLP.

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About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc. is a leading regional gaming and entertainment company dedicated to providing guests with exceptional experience at each of the 14 casino properties that it owns or operates, primarily under the Isle and Lady Luck brands.  The Company currently operates gaming and entertainment facilities in Colorado, Florida, Iowa, Louisiana, Mississippi, Missouri, and Pennsylvania. More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACTS:

Isle of Capri Casinos, Inc.,

Eric Hausler, Chief Financial Officer-314.813.9205

Jill Alexander, Senior Director of Corporate Communication-314.813.9368

http://www.islecorp.com